Exhibit 99.1

[AVANIR LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE
	Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR PHARMACEUTICALS APPOINTS DAVID MAZZO, Ph.D. TO
BOARD OF DIRECTORS

San Diego, July 25, 2005 — Avanir Pharmaceuticals (AMEX: AVN) announced today that David J. Mazzo, Ph.D. has been elected to the company’s Board of Directors.

Dr. Mazzo is the President and Chief Executive Officer of Chugai Pharma USA, the U.S. subsidiary of Chugai Pharmaceutical Ltd. of Japan, where he provides strategic scientific and managerial direction for the company. Prior to joining Chugai, Dr. Mazzo served in management positions in several international pharmaceutical companies, most recently as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute, and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. Dr. Mazzo was awarded his doctorate degree in analytical chemistry from the University of Massachusetts Amherst.

“We are thrilled to have someone of David’s background join the Avanir Board of Directors,” said Jonathan Silverstein, an Avanir director. “David’s deep understanding of pre-clinical and clinical development will help us assess and further optimize our development programs. His experience in building companies will be invaluable as Avanir grows from a research-oriented company into a fully integrated specialty pharmaceutical company.”

Avanir Pharmaceuticals is a pharmaceutical company focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. Avanir recently submitted to the FDA the last modules of its “rolling” New Drug Application for Neurodex™ for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a Phase 3 clinical trial of Neurodex™ for the treatment of diabetic neuropathic pain. Avanir has active collaborations with two international pharmaceutical companies, Novartis for the treatment of inflammatory disease, and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the Company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.